Exhibit 10.6
WEATHERFORD INTERNATIONAL LTD.
NON-EMPLOYEE DIRECTOR RETIREMENT PLAN
(As Amended and Restated
Effective December 31, 2008)

WEATHERFORD INTERNATIONAL LTD.
NON-EMPLOYEE DIRECTOR RETIREMENT PLAN
(As Amended and Restated
Effective December 31, 2008)
     WHEREAS, Weatherford International, Inc., a Delaware corporation, previously established Weatherford International, Inc. Non-Employee Director Retirement Plan (the “Plan”) effective January 1, 1994, which provides deferred compensation for members of the Board of Directors of Weatherford International Ltd., a Bermuda exempted company (the “Company”), who are not employees of the Company, so as to retain their loyalty and to offer a further incentive to them to maintain and increase their standard of performance;
     WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of May 8, 2002, among the Company, Weatherford International, Inc. and certain other parties, the Company assumed all rights, duties and obligations of Weatherford International, Inc. under the Plan, the Company assumed sponsorship of the Plan, the name of the Plan was changed to the “Weatherford International Ltd. Non-Employee Director Retirement Plan,” and all references in the Plan to Weatherford International, Inc. were changed to references to Weatherford International Ltd.;
     WHEREAS, the Plan was frozen effective June 1, 1998; and
     WHEREAS, the Company desires to amend the Plan in order to bring the Plan into documentary compliance with section 409A of the Internal Revenue Code of 1986, as amended;
     NOW, THEREFORE, effective December 31, 2008, the Company adopts the amendment and restatement of the Plan as follows:

WEATHERFORD INTERNATIONAL LTD.
NON-EMPLOYEE DIRECTOR RETIREMENT PLAN
TABLE OF CONTENTS

Section
ARTICLE I — DEFINITIONS

Accrued Benefit	1.1
Active Service	1.2
Affiliated Company	1.3
Beneficiary	1.4
Board of Directors	1.5
Code	1.6
Committee	1.7
Company	1.8
Company’s Assets	1.9
Corporate Transaction	1.10
Deferred Compensation Benefit	1.11
Entity	1.12
Non-Employee Director	1.13
Participant	1.14
Plan	1.15
Plan Year	1.16
Section 409A	1.17
Separation From Service	1.18
Subsidiary	1.19

ARTICLE II — ELIGIBILITY

ARTICLE III — DEFERRED COMPENSATION BENEFIT

Deferred Compensation Benefit	3.1
Payment of Deferred Compensation Benefit	3.2

ARTICLE IV — PROVISIONS RELATING TO ALL BENEFITS

Effect of this Article	4.1
Forfeiture For Cause	4.2
Forfeiture For Competition	4.3
Benefits Upon Reappointment to the Board of Directors	4.4

ARTICLE V — ADMINISTRATION

Committee Appointment	5.1
Committee Organization and Voting	5.2
Powers of the Committee	5.3

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Section
Committee Discretion	5.4
Reimbursement of Expenses	5.5

ARTICLE VI — AMENDMENT AND/OR TERMINATION

Amendment or Termination of the Plan	6.1
No Retroactive Effect on Awarded Benefits	6.2
Effect of Termination	6.3

ARTICLE VII — FUNDING

Payments Under the Plan are the Obligation of the Company	7.1
Participants Must Rely Only Upon General Credit of the Company	7.2

ARTICLE VIII - MISCELLANEOUS

Responsibility for Distributions and Withholding of Taxes	8.1
Limitation of Rights	8.2
Distributions to Incompetents or Minors	8.3
Nonalienation of Benefits	8.4
Reliance Upon Information	8.5
Severability	8.6
Notice	8.7
Gender and Number	8.8
Compliance with Section 409A	8.9
Freezing of the Plan	8.10
Governing Law	8.11

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ARTICLE I
DEFINITIONS
     1.1 “Accrued Benefit” means as of any given time the Deferred Compensation Benefit which would be payable under the terms of the Plan if a Participant no longer was a member of the Board of Directors.
     1.2 “Active Service” means service as a Non-Employee Director including service prior to the effective date of the Plan, January 1, 1994. Active Service also includes previous service by a Non-Employee Director as a non-employee director of the board of directors of an Affiliated Company or of a company acquired by or merged into the Company or an Affiliated Company. Active Service shall not include any service performed after June 1, 1998.
     1.3 “Affiliated Company” means a company that is required to be treated as a single employer together with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.
     1.4 “Beneficiary” means a person or entity designated by the Participant under the terms of the Plan to receive any amounts distributed under the Plan upon the death of the Participant. If no Beneficiary is named, all amounts due shall be paid to the Participant’s spouse, if living, and if not, to the Participant’s estate.
     1.5 “Board of Directors” means the Board of Directors of the Company.
     1.6 “Code”  means the Internal Revenue Code of 1986, as amended from time to time.
     1.7 “Committee” means the persons who are from time to time serving as members of the committee administering the Plan.
     1.8 “Company” means Weatherford International Ltd., a Bermuda exempted company, or any successor to Weatherford International Ltd., including but not limited to any
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Entity into which Weatherford International Ltd. is merged, consolidated or amalgamated, or any Entity otherwise resulting from a Corporate Transaction.
     1.9 “Company’s Assets” means assets (of any kind) owned by the Company, including, without limitation, any securities of the Subsidiaries and any of the assets owned by the Subsidiaries.
     1.10 “Corporate Transaction” means a reorganization, merger, amalgamation, consolidation, scheme of arrangement, exchange offer, or similar transaction of the Company or any of its Subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s Assets.
     1.11 “Deferred Compensation Benefit” means the benefit payable to a Participant under the terms of the Plan.
     1.12 “Entity” means any corporation, partnership, association, joint stock company, limited liability company, trust, unincorporated organization or other business entity.
     1.13 “Non-Employee Director” means a member of the Board of Directors who is not an employee of the Company or an Affiliated Company.
     1.14 “Participant” means a Non-Employee Director who is eligible for and is participating in the Plan.
     1.15 “Plan” means Weatherford International Ltd. Non-Employee Director Retirement Plan set forth in this document, as it may be amended from time to time.
     1.16 “Plan Year” means the calendar year.
     1.17 “Section 409A” means section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.
     1.18 “Separation from Service” has the meaning ascribed to that term in Section 409A.
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     1.19 “Subsidiary” means any majority-owned subsidiary of the Company or any majority-owned subsidiary thereof, or any other Entity in which the Company owns, directly or indirectly, a significant financial interest provided that the Chief Executive Officer of the Company designates such Entity to be a Subsidiary for purposes of this Plan.
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ARTICLE II
ELIGIBILITY
     Each Non-Employee Director who has completed five years or more of Active Service as a Non-Employee Director will become a Participant in the Plan. Notwithstanding the foregoing, no person shall become a Participant in the Plan after May 31, 1998.
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ARTICLE III
DEFERRED COMPENSATION BENEFIT
     3.1 Deferred Compensation Benefit. Except as specified below, the annual Deferred Compensation Benefit payable to a Participant under the terms of the Plan shall equal 50% of the annual cash retainer fee paid to the Participant by the Company during the Plan Year which ends on December 31, 1998. However, the amount of such annual Deferred Compensation Benefit shall be increased by 10% for each year, not to exceed 100%, for each 12-month period of Active Service through June 1, 1998, that the Participant is a Non-Employee Director. The Deferred Compensation Benefit shall be paid to the Participant for the lesser of the number of months of Active Service the Participant has as a Non-Employee Director or 120 months.
     3.2 Payment of Deferred Compensation Benefit. The Deferred Compensation Benefit shall be payable to the Participant by the Company in cash in monthly installments computed to the nearest whole cent. The monthly benefit will begin on the first day of the month coincident with or next following the date of the Participant’s Separation From Service with the Company and will stop after the lesser of the number of months the Participant served as a Non-Employee Director or 120 months. If the Participant dies while a member of the Board of Directors or after the Participant is no longer a member of the Board of Directors but prior to the receipt of the number of monthly payments to which the Participant would have been entitled under the terms of the Plan, the payments or remaining payments to which the Participant would have been entitled under the terms of the Plan shall be made to the Participant’s Beneficiary at the same time the payment or payments would have been made to the Participant had the Participant survived. Notwithstanding the foregoing, to the extent that the monthly payments
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have not been completed by December 31, 2016, the unpaid portion of such monthly payments shall be paid to the Participant (or to his Beneficiary in the event of the death of the Participant) on January 1, 2017.
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ARTICLE IV
PROVISIONS RELATING TO ALL BENEFITS
     4.1 Effect of This Article. The provisions of this Article shall control over all other provisions of the Plan.
     4.2 Forfeiture For Cause. If the Committee finds, after full consideration of the facts presented on behalf of both the Company and a former Participant, that the Participant was removed by the Board of Directors for fraud, embezzlement, theft, commission of a felony, proven dishonesty or for disclosing trade secrets of the Company, the Accrued Benefit otherwise due to the Participant and/or his Beneficiary shall be forfeited. The decision of the Committee as to the cause of a former Participant’s discharge and the damage done to the Company shall be final. No decision of the Committee shall affect the finality of the discharge of the Participant by the Board of Directors in any manner.
     4.3 Forfeiture for Competition. If at the time a distribution is being made or is to be made to a Participant or former Participant, the Committee finds, after full consideration of the facts presented on behalf of the Company and the Participant or former Participant, that the Participant or former Participant at any time within two years after the date the member ceased to be a member of the Board of Directors and without written consent of the Company, directly or indirectly owns, operates, manages, controls or participates in the ownership, management, operation or control of, or is employed by, or is paid as a consultant or other independent contractor by, a business which competes or at any time did compete with the Company or an Affiliated Company and if the Participant or former Participant continues to be so engaged 60 days after written notice has been given to him by the Committee, the Accrued Benefit otherwise due to the Participant or former Participant and/or his Beneficiary shall be forfeited.
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     4.4 Benefits Upon Reappointment to the Board of Directors. If a former Participant who is receiving benefit payments under the Plan is reappointed to the Board of Directors, the payment of the benefit shall continue during this period. The former Participant’s benefit shall not be changed as a result of his reappointment and the reappointed member shall not be entitled to participate in or accrue additional benefits under the Plan.
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ARTICLE V
ADMINISTRATION
     5.1 Committee Appointment. The Committee shall be appointed by the Board of Directors. Each Committee member shall serve until his resignation or removal. The Board of Directors shall have the sole discretion to remove any one or more Committee members and appoint one or more replacement or additional Committee members from time to time.
     5.2 Committee Organization and Voting. The Committee will select from among its members a chairman who will preside at all of its meetings and will elect a secretary without regard to whether that person is a member of the Committee. The secretary will keep all records, documents and data pertaining to the Committee’s supervision and administration of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the vote of a majority of the members present at any meeting will decide any question brought before the meeting. In addition, the Committee may decide any question by vote, taken without a meeting, of a majority of its members. A member of the Committee who is also a Participant will not vote or act on any matter relating solely to himself.
     5.3 Powers of the Committee. The Committee shall have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and shall have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:
     (a) to make rules and regulations for the administration of the Plan;
     (b) to construe all terms, provisions, conditions and limitations of the Plan;
     (c) to correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;
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     (d) to determine all controversies relating to the administration of the Plan, including but not limited to:
     (1) differences of opinion arising between the Company and a Participant; and
     (2) any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefit of all parties at interest; and
     (e) to delegate by written notice those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of the Plan.
     5.4 Committee Discretion. The Committee in exercising any power or authority granted under the Plan or in making any determination under the Plan shall perform or refrain from performing those acts using its sole discretion and judgment. Any decision made by the Committee, or any refraining to act, or any act taken by the Committee in good faith shall be final and binding on all parties. The Committee’s decision shall never be subject to de novo review.
     5.5 Reimbursement of Expenses. The Committee shall serve without compensation for their services but shall be reimbursed by the Company for all expenses properly and actually incurred in the performance of their duties under the Plan.
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ARTICLE VI
AMENDMENT AND/OR TERMINATION
     6.1 Amendment or Termination of the Plan. The Board of Directors may amend or terminate the Plan at any time by resolution or consent.
     6.2 No Retroactive Effect on Awarded Benefits. No amendment shall affect the rights of any Participant to the Accrued Benefit without the Participant’s consent. However, the Board of Directors shall retain the right at any time to change in any manner or to discontinue all Deferred Compensation Benefits provided by the Plan, but only as to accruals after the date of the amendment.
     6.3 Effect of Termination. If the Plan is terminated, no further Deferred Compensation Benefits shall accrue.
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ARTICLE VII
FUNDING
     7.1 Payments Under the Plan are the Obligation of the Company. The Company shall pay the benefits due the Participants under the Plan.
     7.2 Participants Must Rely Only Upon General Credit of the Company. It is specifically recognized by both the Company and the Participants that the Plan is only a general corporate commitment and that each Participant must rely upon the general credit of the Company for the fulfillment of its obligations under the Plan. Under all circumstances the rights of Participants to any asset held by the Company shall be no greater than the rights expressed in the Plan. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of general creditors of the Company. No specific asset of the Company has been or will be set aside, or will in any way be transferred to a trust or will be pledged in any way for the performance of the Company’s obligations under the Plan which would remove the asset from being subject to the general creditors of the Company.
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ARTICLE VIII
MISCELLANEOUS
     8.1 Responsibility for Distributions and Withholding of Taxes. The Committee will furnish information to the Company concerning the amount of distribution to any Participant entitled to a distribution so that the Company may make the distribution required. Each Participant shall be responsible for all taxes owed on distributions, and the Company will not withhold any taxes from same.
     8.2 Limitation of Rights. Nothing in the Plan shall be construed:
     (a) to give a Participant any right with respect to any benefit except in accordance with the terms of the Plan;
     (b) to limit in any way the right of the Board of Directors to remove a Participant from the Board of Directors at any time;
     (c) to evidence any agreement or understanding, expressed or implied, that the Board of Directors will retain the Participant as a member of the Board of Directors; or
     (d) to give a Participant or any other person claiming through him any interest or right under the Plan other than that of any unsecured general creditor of the Company.
     8.3 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Beneficiary be a minor or incompetent, the Committee is authorized to pay the funds due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those funds for the benefit of the minor or incompetent in any manner the Committee determines in its sole discretion.
     8.4 Nonalienation of Benefits. No right or benefit provided in the Plan shall be transferable by the Participant. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit
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under the Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under the Plan, that right or benefit shall, in the discretion of the Committee, cease. In that event, the Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.
     8.5 Reliance Upon Information. The Committee shall not be liable for any decision or action taken in good faith in connection with the administration of the Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, its legal counsel, actuary, independent accountants or other advisors in connection with the administration of the Plan shall be deemed to have been taken in good faith.
     8.6 Severability. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     8.7 Notice. Any notice or filing required or permitted to be given to the Committee or a Participant shall be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Company or to the residential mailing address of the Participant. Notice shall be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.
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     8.8 Gender and Number. If the context requires it, words of one gender when used in the Plan shall include the other genders, and words used in the singular or plural shall include the other.
     8.9 Compliance With Section 409A. The Plan shall be operated in compliance with Section 409A and the provisions of the Plan shall be construed in accordance with Section 409A. The terms of this Agreement reflect the manner in which the Plan has been operated in good faith compliance with Section 409A since January 1, 2005.
     8.10 Freezing of the Plan. Notwithstanding any other provisions of the Plan to the contrary, effective as of June 1, 1998 no further individuals shall become Participants in the Plan, and there shall be no further benefit accruals under the Plan after June 1, 1998.
     8.11 Governing Law. The Plan shall be construed, administered and governed in all respects by the laws of the State of Texas.
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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on this 31st day of December, 2008.

WEATHERFORD INTERNATIONAL LTD.

By:	/s/ Bernard J. Duroc-Danner

Title:	Chief Executive Officer & President

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